EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Archimedes Tech SPAC Partners Co. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 1, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Archimedes Tech SPAC Partners Co. as of December 31, 2020 and for the period from September 15, 2020 (inception) through December 31, 2020, appearing in the Registration Statement on Form S-1, as filed (File No. 333-253108), of Archimedes Tech SPAC Partners Co.

/s/ Marcum llp

Marcum llp

New York, NY

March 10, 2021